CONSULTING AGREEMENT

         CONSULTING AGREEMENT, dated as of December 16, 1996, between IMMUNOMEDICS, INC., a Delaware corporation having its principal executive office at 300 American Road, Morris Plains, New Jersey 07950 (the "Company"), and ROLF
H. HENEL having an address at 30 Foxboro Road, Wayne, New Jersey 07470 ("Consultant").

         The Company desires to employ Consultant on the terms and conditions set forth herein, and Consultant desires to accept such employment.

         In consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties agree as follows:

     1.  ENGAGEMENT.
         ----------

         1.1. The Company agrees to retain Consultant, and Consultant agrees to serve the Company, on the terms and conditions set forth herein for the period (the "Term") commencing on the date hereof and ending (unless sooner terminated as hereinafter set forth) on the earlier of (a) June 1, 1997 or (b) the appointment or election of a Chief Operating Officer of the Company, effective as of the date of his or her commencement of employment. Subject to the provisions of Section 6., Consultant's services shall be rendered on a non-exclusive basis. Consultant will apply all of his skill and experience to the performance of his duties in such engagement.

         1.2. Consultant shall devote an average of two and one-half days per week to the performance of his duties hereunder, which shall include any time incurred by Consultant for travel outside of the Northern New Jersey area.

         1.3. Consultant shall be entitled to a vacation of two weeks, with full compensation, during the Term.

         1.4. The Company shall use its best efforts to cause Consultant to be elected as Vice-Chairman of the Board of Directors of the Company.

     2.  DUTIES.
         ------

         2.1. During the Term, Consultant shall act as Chief Operating Officer of the Company and render consulting services to the Company with respect to its businesses, operations and prospects, including, without limitation, to:

              (a) assist the Board of Directors in the recruitment of a permanent Chief Operating Officer and the delineation of the functions to be performed by such individual.

              (b) finalize and direct the implementation of the introduction of CEA-Scan in the United States and Europe and pursue other opportunities for expanding the geographic market for CEA-Scan geographic and the indications for which it can be used.

              (c) develop, prioritize, obtain board acceptance of and implement a strategic plan for developing and commercializing other of the Company's products and technology and propose and consummate agreements with third parties in connection therewith.

              (d) recruit a Chief Financial Officer, to report to the Chairman of the Board, Chief Executive Officer and Chief Operating Officer, delineate the functions to be performed by such individual and prioritize the tasks to be performed.

              (e) recruit additional internal and external marketing and sales staff as are deemed necessary to realize the full potential for CEA-Scan, Leuko-Scan and Lympho-Scan.

              (f) subject to approval by Chairman of the Board and Chief Executive Officer, propose and implement changes in organizational structure, propose and implement strategies and policies to strengthen employee loyalty and reduce turnover, and propose and implement middle and senior management performance objectives for 1997 and ensure that performance and compensation reviews are timely and professionally completed.

              (g) chair regular management team meetings to ensure internal communications and to identify business needs and generally provide assistance to other management personnel.

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              (h) subject to time availability and other priorities of
Consultant pursuant to this Agreement, undertake such other tasks and activities as may be agreed with the Chairman of the Board.

         2.2. In rendering his services, Consultant shall report to, and be subject to the instructions, directions and control of, the Board of Directors, Chairman of the Board and Chief Executive Officer of the Company.

         2.3. Consultant shall render his services in person at the offices of the Company and at other locations such as Consultant's home or as necessitated by the performance of Consultant's duties (subject to reasonable periods of non-availability); provided, however, that Consultant shall use his reasonable efforts to spend at least an average of two days per week at the offices of the Company in order that Consultant may perform certain of the functions presently being performed by the Chief Executive Officer of the Company thereby permitting the Chief Executive Officer to devote more time to other business activities of the Company.

     3.  COMPENSATION.
         ------------

         3.1. During the Term, Consultant shall receive for his services hereunder a consulting fee of $17,500 per month ("Consulting Fee"), payable monthly in arrears, commencing January 1, 1997.

         3.2. Subject to approval of the Board of Directors or the Compensation Committee thereof, concurrently with the execution of this Agreement, Consultant shall receive a non-qualified stock option to purchase 25,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), pursuant to the terms of the Company's 1992 Stock Option Plan, which option (a) shall be exercisable at a price of $5-7/8 per share (the closing price of the Common Stock on December 13, 1996), (b) shall vest in four equal annual installments of 6,250 shares commencing on December 15, 1997, and (c) shall expire on December 15, 2006.

         3.3. Consultant shall be entitled to reimbursement for all reasonable expenses incurred by him (and, subject to the prior approval of the Chairman of the Board of the Company, the travel expenses of Consultant's wife when accompanying Consultant on business travel) in performing services hereunder, provided that Consultant

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properly accounts therefor in accordance with Company policy.

         3.4. Consultant acknowledges that the compensation and stock options granted to Consultant hereunder shall be in addition to and not in lieu of any compensation or options granted or to be granted to Consultant for services as a director of the Company during the Company's fiscal year ended June 30, 1997.

     4.  TERMINATION.
         -----------

         4.1. This Agreement shall terminate upon the death or permanent disability of Consultant.

         4.2. Either party may terminate this Agreement upon 15 days' prior notice to the other party; provided, however, that no prior notice shall be required by the Company to terminate this Agreement if Consultant (i) willfully engages in conduct adverse to the Company, (ii) is guilty of any act of gross misconduct, or (iii) commits any wrongful criminal act.

     5.  COMPENSATION UPON TERMINATION.
         -----------------------------

         5.1. Upon termination of this Agreement, the Company shall pay Consultant his full Consulting Fee through the date of termination, and the Company shall have no other obligations to Consultant after the date of termination, but the Company shall retain all rights and remedies it may have against Consultant by reason of any breach of this Agreement by Consultant.

         5.2. Termination of this Agreement by the Company or Consultant, for any reason, shall not affect in any manner Consultant's continuing obligations under Section 6.

     6.  NON-COMPETE; CONFIDENTIAL INFORMATION.
         -------------------------------------

         6.1. Consultant recognizes that in his position as acting Chief Operating Officer he will be performing a highly responsible role in the very competitive biopharmaceutical industry in which trade secrets and proprietary information have extraordinary significance. Because of the damage which would accrue to the Company through his association with a competitor of the Company, due to his access to the Company's trade secrets and other proprietary information, Consultant understands that it is

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

important that the Company protect itself against such occurrence. Further, Consultant recognizes that the assumption of the obligations set forth herein are express conditions of his retention pursuant to this Agreement.

         6.2. For the purposes of this Section 6, the "Company" shall means and includes Immunomedics, Inc. and all of its existing, past, or future parents, subsidiaries and Affiliates, and (b) "Affiliate" means a person or entity controlling, controlled by, or under common control with, the Company.

         6.3. (a) During his retention as a consultant by the Company, Consultant shall not, directly or indirectly, enter into, participate in, engage in, render services to, offer or sell any products or services to, manage, operate, control, supervise, or engage in the solicitation of, any business or activity which is competitive, or proposes to be competitive, with any line of business or field of research or development activities in which the Company is engaged or proposes to engage ("Competitive Activities").

              (b) During a period of one year after his retention as a consultant is terminated by the Company or by Consultant, Consultant shall not engage in any Competitive Activities; PROVIDED, HOWEVER, that such restriction shall relate only to activities competitive with any line of business or field of research or development in which the Company is engaged or proposes to engage at the time such retention ends; and PROVIDED, FURTHER, such restriction shall relate only to activities which are similar to those which Consultant performed for the Company.

              (c) Consultant agrees that the covenants contained in clauses (a) and (b) shall apply:

          (i) to all of his business activities, whether as an individual for his own account, as an employee, agent or consultant of or to any person or entity, as a partner or joint venturer, as a guarantor or lender, as the owner (direct or indirect) or the holder of an option to purchase an interest in, or as a director, trustee or officer of, any entity (except that he may own not more than 5% of any class of debt or equity securities of a corporation whose securities are publicly traded on a national securities exchange or on the NASDAQ system), or otherwise; and

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

          (ii) within the continental United States, which Consultant acknowledges to be reasonable in view of his involvement with the Company as set forth herein.

              (d) During his retention by the Company as a consultant by the Company, and for a period of one year after such retention is terminated by the Company or by Consultant, Consultant shall not (i) induce or attempt to induce or arrange for a third party to induce any person who has been an employee, director or agent of the Company at any time during the immediately preceding one year to discontinue their relationship with the Company, or (ii) solicit, take away, attempt to take away, or otherwise interfere with the Company's business relationship with any of its customers or suppliers.

         6.4. Consultant agrees that, in the event of the termination of his retention as a consultant to the Company, he can obtain employment in business activities which are of a different or non-competing nature with his activities as a consultant to the Company; and the enforcement of a remedy hereunder by way of injunction will not prevent him from earning a reasonable livelihood. Consultant further agrees that the covenants contained herein are necessary for the protection of the Company's legitimate business interests and are reasonable in scope and content.

         6.5. (a) Consultant understands that his position with the Company creates a relationship of trust and confidence between him and the Company. Consultant agrees that he will not, at any time during or after the termination of his retention as a consultant to the Company, communicate, disclose, or otherwise make available to any person or entity other than the Company (except and to the extent that such disclosure or use is necessary to carry out his duties as a consultant to the Company), or use for his account or for the benefit of any other person or entity, any information or materials proprietary to the Company that relate to the business or affairs of the Company or any client or customer of the Company, including, but not limited to, trade secrets (in all and various stages of development) processes, methods of operation, techniques, improvements, data, "know-how", marketing techniques and materials, marketing and development plans, strategies, forecasts, customer lists and other customer information (including, without limitation, current prospects, supplier lists and supplier information), price lists, pricing policies, personnel information, and financial information and documentation and materials relating to any of the foregoing (collectively, "Proprietary Information").

              (b) Notwithstanding the foregoing, Proprietary Information includes, without limitation, any and all information and materials described in the immediately preceding paragraph, whether or not obtained by Consultant with the knowledge and permission of the Company, whether or not developed, devised, or otherwise created in whole or in part by Consultant's efforts, and whether or not a matter of public knowledge unless as a result of authorized disclosure. Consultant further agrees that he will retain such knowledge and information which he acquires and develops during his retention as a consultant respecting such Proprietary Information in trust for the sole and exclusive benefit of the Company and its successors and assigns.

              (c) The provisions of this Section 6.5 shall apply to Proprietary Information obtained by the Company from any third party under an agreement that includes restrictions on disclosure known (or which reasonably should have been known) to Consultant.

              (d) Consultant acknowledges and agrees that Proprietary Information is of incalculable value to the Company and that the Company would suffer irreparable damage if any Proprietary Information were improperly disclosed.

         6.6. Consultant understands that if he violates the provisions of this
Section 6 the Company will suffer irreparable damage for which money damages alone could not adequately compensate the Company and for which the Company will have no adequate remedy at law. The Company shall have the right, in addition to any other rights it may have, (a) to obtain in any court of competent jurisdiction (without the posting of bond or security) injunctive relief to restrain any breach or threatened breach of, or otherwise to specifically enforce, the provisions of this Section 6; (b) to hold Consultant liable for all costs and expenses of the Company resulting from such breach (including, without limitation, reasonable attorneys' fees and expenses in dealing with his breach and/or any suits or actions with regard thereto). If Consultant shall breach the provisions of this Section 6, the periods specified in Section 6.2 shall be tolled until such relief is granted, and the duration of the period between such breach and the granting of such relief shall be added to such period.

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


         6.7. Consultant represents and warrants to the Company that Consultant has not previously assumed any obligations inconsistent with those of this Agreement.

     7.  MISCELLANEOUS PROVISIONS.
         ------------------------

         7.1. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding between the parties with respect to the employment of Consultant by the Company and supersedes all prior agreements, arrangements and understandings between the parties with respect thereto, including, without limitation, the Letter Agreement, dated as of August 6, 1996, between the Company and Consultant.

         7.2. MODIFICATION. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by an instrument executed by the party to be charged, or in the case of a waiver, by the party waiving compliance.

         7.3. WAIVER. The failure of either party at any time or times to require performance of any provision of this Agreement in no manner shall affect the right at a later time to enforce the same. No waiver by either party of a breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach, or a waiver of any other term or covenant contained in this Agreement.

         7.4. NOTICES. All notices, authorizations, requests, reports, deliveries, consents, waivers, agreements and other communications required or permitted to be given hereunder (collectively, "Communications") shall be in writing and shall be deemed to have been duly given when (a) delivered personally with receipt acknowledged, (b) sent by facsimile, provided that a copy thereof is sent the same day by first class mail, (c) sent by overnight courier or certified mail, postage prepaid, addressed to the other party at the following address or to such other address as

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

either party may thereafter specify by notice to the other:

                  (a)  If to the Company:

                           Immunomedics, Inc.
                           300 American Road
                           Morris Plains, New Jersey 07950
                           Attn: Chief Executive Officer
                           Telephone: (201) 605-8200
                           Facsimile: (201) 605-8282

                           with a copy to:

                           Warshaw Burstein Cohen Schlesinger & Kuh, LLP 555 Fifth Avenue
                           New York, NY  10017
                           Attention:  Howard M. Cohen, Esq.
                           Telephone: (212) 984-7700
                           Facsimile: (212) 972-9150

                  (b)  If to Consultant:

                           Rolf H. Henel
                           30 Foxboro Road
                           Wayne, New Jersey 07470
                           Telephone: (201) 872-2511
                           Facsimile: (201) 872-2511

All Communications shall be deemed received on the date delivered personally, one business day after being sent by overnight courier or by facsimile or three business days after mailing, except that a notice of change of address shall be deemed given when actually received or upon refusal to accept delivery thereof.

         7.5. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of [New Jersey] applicable to contracts made and to be performed wholly within such state.

         7.6. ASSIGNABILITY. This Agreement, and Consultant's rights and obligations hereunder, may not be assigned by Consultant. The Company may assign its rights, together with its obligations hereunder, to a successor by merger or to a purchaser of all or substantially all of its assets, and such rights and obligations shall inure to, and be binding upon, any such successor.

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

         7.7. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, successors and permitted assigns.

         7.8. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, the making, interpretation or the breach thereof, shall be settled by arbitration in New York County, New York in accordance with the commercial rules of the American Arbitration Association which are then obtaining. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof and any party to the arbitration may, if it so elects, institute proceedings in any court having jurisdiction for the specific performance of any award. The powers of the arbitrator shall include, but not be limited to, the awarding of injunctive or other equitable relief but shall not include the power to modify or amend in any respect the provisions of this Agreement. The arbitrator shall include in any award the amount of the reasonable attorneys' fees and disbursements and expenses of the arbitration incurred by the prevailing party and a direction that it be paid by the other parties within 30 days after the making of such award. In the event that the arbitrator does not rule in favor of the prevailing party in respect of all the claims alleged by such party, the arbitrator shall include in any award the portion of the amount of the reasonable attorneys' fees and disbursements and other expenses of the arbitration incurred by the prevailing party as the arbitrator deems just and equitable under the circumstances, together with a direction that such amounts be paid by the other parties within 30 days thereof. Except as provided above, each party shall bear its own attorney's fees, disbursements and other expenses and the parties shall bear equally all other costs and expenses of the arbitration.

         7.9. SURVIVAL. The covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive Consultant's termination of employment, irrespective of any investigation made by or on behalf of any party.

         7.10. SEVERABILITY. In case any one or more of the provisions contained in this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable

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provision in light of the tenor of this Agreement, and, upon so agreeing, shall incorporate such substitute provision in this Agreement.

         7.11. COUNTERPARTS. This Agreement may be executed in any number of counterparts and each such duplicate counterpart shall constitute an original, any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterpart. Moreover, notwithstanding that any of the parties did not execute the same counterpart, each counterpart shall be deemed for all purposes to be an original, and all such counterparts shall constitute one and the same instrument, binding on all of the parties hereto.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


                                            IMMUNOMEDICS, INC.


                                            By: \s\ David M. Goldenberg
                                               ------------------------
                                                    David M. Goldenberg
                                                    Chairman of the Board and
                                                      Chief Executive Officer


                                            CONSULTANT


                                            \s\ Rolf H. Henel
                                            ---------------------------
                                                Rolf H. Henel

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